Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No.   )

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Preliminary Information Statement

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Definitive Information Statement

[ ]Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)

CAPITAL HILL GOLD, INC.

(Name of Registrant as Specified In Its Charter)

CAPITAL HILL GOLD, INC.

(Name of Person(s) Filing Proxy Statement)

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(1)Title of each class of securities to which transaction applies:

(2)Aggregate number of securities to which transaction applies:

(3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)Proposed maximum aggregate value of transaction:

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CAPITAL HILL GOLD, INC.

5486 Tiger Bend Land

Morrison Colorado 80465

INFORMATION STATEMENT

Mailing Date:  July 14, 2005

We are not asking you for a proxy and you are

requested not to send us a proxy

General

This Information Statement is furnished to the holders of Common Stock, $.001 par value per share (the "Common Stock"), of Capital Hill Gold, Inc. (the "Company") on behalf of the Company in connection with a proposed amendment to the Articles of Incorporation of the Company to change the name of the Company to “Amerimine Resources, Inc.” or a similar name approved by the Board of Directors, and to ratify a previously effected reclassification of the common stock.  The amendment has already been approved and the reclassification has been ratified by the consent of persons holding 64,874,716 Shares, which is a majority of the 93,494,312 outstanding shares.  YOU ARE NOT BEING ASKED FOR A PROXY NOR TO VOTE ON THIS MATTER.  THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY.

The cost of this Information Statement will be borne by the Company.

Record Date

The close of business on July 14, 2005, which is the date of the consent action by shareholders approving the amendment to its articles, was fixed as the record date pursuant to Section 607.0704 of the Florida Business Corporation Act.

The voting securities of the Company are the shares of its Common Stock, of which 93,494,312 shares were issued and outstanding as of July 14, 2005.  All outstanding shares of Common Stock are entitled to one vote on each matter submitted for voting at the Meeting.

Beneficial Ownership of Common Stock

Principal Shareholders, Directors and Officers.  The following table sets forth the beneficial ownership of the Company's Common Stock as of July 14, 2005 by each person known to the Company to own more than five percent (5%) of the Company's Common Stock and by each of the Company's current directors, and by all directors and officers of the Company as a group.  The table has been prepared based on information provided to the Company by each shareholder.

                           Amount of

Name and

     Beneficial

Percent of

Address

    Ownership(1)

   Class

Daniel Enright,

Chief Executive and

Financial  Officer  and Director

5486 Tiger Bend Lane

Morrison CO 80465

  4,874,716(1)

5.0%

Earl Detra

Director

2,000,000

2.2%

All officers

  and directors

  as a group (1 person)

    6,874,716(1)

7.5%

(1) For Mr. Enright, includes the right to receive 5% of the outstanding common shares under his employment contract, (4,674,716 shares based on 93,494,312 shares outstanding) as well as 200,000 shares owned by him directly.

As of July 14, 2005, there were approximately 35 shareholders of record.

PROPOSAL NO. 1:

AMENDMENT OF ARTICLES OF INCORPORATION

NAME CHANGE

The stockholders holding a majority of the common stock have approved an amendment to Article 1 of the Company's Articles of Incorporation to change the name of the Company to Amerimine Resources, Inc.

The Board of Directors has proposed the name change to better reflect the Company’s business which includes exploration and development activities for minerals in general and not merely gold.

The amendment will be filed with an effective date with the Florida Secretary of State no less than twenty days after the mailing of the Information Statement.

PROPOSAL NO. 2:

RATIFICATION OF RECLASSIFICATION OF SHARES

The stockholders holding a majority of the common stock have ratified the Company’s already (February 2005) effected 1-for 20 reverse stock split. Although the Company believes that the reverse stock split was validly approved by the action of its Board of Directors, management believes it is prudent for stockholders to ratify the reverse split. The obtaining of shareholder ratification will not cause any further reclassification of the common shares of the Company.